EXHIBIT 5.1

                [LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT LLP]

                                April 5, 2006

SLC Student Loan Receivables I, Inc.
750 Washington Boulevard, 9th Floor
Stamford, Connecticut 06901

              Re: Student Loan Asset-Backed Notes
                  Registration Statement on Form S-3

Ladies and Gentlemen:

      We have acted as special counsel to SLC Student Loan Receivables I, Inc. (the "Depositor") in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") relating to the proposed offering from time to time by one or more trusts (each, an "Issuing Entity") in one or more series (each, a "Series") of student loan asset-backed notes (the "Notes"). The Registration Statement is being filed today with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). As set forth in the Registration Statement, each Series of Notes will be issued under and pursuant to the conditions of an indenture (the "Indenture") among an Issuing Entity, an indenture trustee, an indenture administrator and an eligible lender trustee, if applicable, and such other parties to be identified in the Prospectus Supplement for such Series.

      The form of the Indenture and certain material agreements are being filed as exhibits to, or incorporated by reference in, the Registration Statement. Capitalized terms used and not otherwise defined herein have the respective meanings given to such terms in the Registration Statement.

      In rendering the opinions set forth below, we have examined and relied upon the following: (1) the Registration Statement, including the Prospectus and each form of Prospectus Supplement constituting a part thereof, in the forms being filed with the Commission; (2) the Indenture in the form being filed with the Commission; and (3) such other documents, records and instruments as we have deemed necessary in order to enable us to render our opinion set forth below. We express no opinion with respect to any Series of Notes for which we do not act as counsel to the Depositor.

      Based on and subject to the foregoing, we are of the opinion that when the Indenture for a Series of Notes has been duly executed, authenticated and delivered, and when the Notes have been duly executed, authenticated and delivered in the manner contemplated by the Indenture for such Series, such Notes will be binding obligations of the applicable Issuing Entity, enforceable

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against such Issuing Entity in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus and the related Prospectus Supplements, which form a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                    Very truly yours,

                                    /s/ Cadwalader, Wickersham & Taft LLP

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